As filed with the Securities and Exchange Commission on April 30, 2003

                                       Investment Company Act file no. 811-4915




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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    ------


                                   FORM N-2


                                    -------

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]
                             Amendment No. 45                         [X]

                                    -------


                          DNP SELECT INCOME FUND INC.
              (Exact name of registrant as specified in charter)


                                    -------

                             55 East Monroe Street
                            Chicago, Illinois 60603
                   (Address of principal executive offices)
                  Registrant's telephone number: 312/368-5510

     Nathan I. Partain                           John R. Sagan
     DNP Select Income Fund Inc.                 Mayer, Brown, Rowe & Maw
     55 East Monroe Street                       190 South LaSalle Street
     Chicago, Illinois 60603                     Chicago, Illinois 60603

                  (Names and addresses of agents for service)

It is proposed that this filing will become effective:
      [X] immediately upon filing.

[ ] This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

===============================================================================

                 PART A: INFORMATION REQUIRED IN A PROSPECTUS

Item 1.  Outside Front Cover
------   -------------------
         Not applicable.


Item 2.  Cover Pages; Other Offering Information
------   ---------------------------------------
         Not applicable.


Item 3.  Fee Table and Synopsis
------   ----------------------
         1.


Shareholder Transaction Expenses

         Sales Load (as a percentage of offering price).....................N/A

         Dividend Reinvestment and Cash Purchase Plan Fees..................(1)

Annual Expenses (as a percentage of net assets attributable to common shares)

         Management Fees................................................. 0.78%

         Interest Payments on Borrowed Funds............................. 0.25%

         Other Expenses.................................................. 0.41%

                  Total Annual Expenses.................................. 1.44%

        Example (2)                                                    1 year      2 years     5 years    10 years
You would pay the following expenses on a $1,000 investment,
assuming a 5% annual return                                            $15         $30         $79        $173

(1) Shareholders that reinvest dividends and/or capital gains distributions will be charged only brokerage fees in the event that shares are purchased in the open market. Investors investing cash in addition to any cash dividends reinvested will be charged brokerage commissions plus a service fee of $2.50 per transaction. See Item 10.1(c).

(2) This Example should not be considered a representation of future expenses, and actual expenses may be greater or lesser than those shown.

The purpose of the foregoing table is to assist an investor in understanding the costs and expenses that an investor will bear directly or indirectly, and the information contained therein is not necessarily indicative of future performance. See Item 9.

         2. Not applicable.

         3. Not applicable.

Item 4.  Financial Highlights
------   --------------------
         Not applicable.


Item 5.  Plan of Distribution
------   --------------------
         Not applicable.


Item 6.  Selling Shareholders
------   --------------------
         Not applicable.


Item 7.  Use of Proceeds
------   ---------------
         Not applicable.


Item 8.  General Description of the Registrant
------   --------------------
         1.     General
                -------

                (a) The Registrant, DNP Select Income Fund Inc. (the "Fund"), is a corporation organized under the laws of the State of Maryland on November 26, 1986.

                (b) The Fund is a diversified closed-end investment company.

         2.     Investment Objectives and Policies
                ----------------------------------

         Investment objectives
         ---------------------
         The Fund's primary investment objectives are current income and long-term growth of income. Capital appreciation is a secondary objective.

         Principal investment strategies
         -------------------------------
         The Fund seeks to achieve its investment objectives by investing primarily in a diversified portfolio of equity and fixed income securities of companies in the public utilities industry. Under normal conditions, more than 65% of the Fund's total assets will be invested in securities of public utility companies engaged in the production, transmission or distribution of electric energy, gas or telephone services. The Fund's investment objectives stated in the preceding paragraph and its policy of concentrating its investments in the utilities industry are fundamental policies and may not be changed without the approval of the holders of a "majority" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the outstanding shares of the common stock and the preferred stock voting together as one class, which means the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or
(ii) more than 50% of the outstanding shares.

         Fundamental investment restrictions
         -----------------------------------
         The following are fundamental investment restrictions of the Fund that may be changed only with approval of the holders of a "majority" (as defined in the 1940 Act) of the outstanding shares of the common stock and the preferred stock voting together as one class:

                  1. The Fund may not invest more than 25% of its total assets (valued at the time of investment) in securities of companies engaged principally in any one industry other than the utilities industry, which includes companies engaged in the production, transmission or distribution of electric energy or gas or in telephone services, except that this restriction does not apply to securities issued or guaranteed by the United States Government or its agencies or instrumentalities.

                  2. The Fund may not:

                           (a) invest more than 5% of its total assets (valued
                  at the time of the investment) in the securities of any one issuer, except that this restriction does not apply to United States Government securities; or

                           (b) acquire more than 10% of the outstanding voting
                  securities of any one issuer (at the time of acquisition);

         except that up to 25% of the Fund's total assets (at the time of investment) may be invested without regard to the limitations set forth in this restriction.

                  3. The Fund may borrow money on a secured or unsecured basis for any purpose of the Fund in an aggregate amount not exceeding 15% of the value of the Fund's total assets at the time of any such borrowing (exclusive of all obligations on amounts held as collateral for securities loaned to other persons to the extent that such obligations are secured by assets of at least equivalent value).

                  4. The Fund may not pledge, mortgage or hypothecate its assets, except to secure indebtedness permitted by restriction 3 above. (The deposit in escrow of securities in connection with the writing of put and call options, collateralized loans of securities and collateral arrangements with respect to margin requirements for futures transactions and with respect to segregation of securities in connection with forward contracts are not deemed to be pledges or hypothecations for this purpose.)

                  5. The Fund may make loans of securities to other persons to the extent of not more than 33 1/3% of its total assets (valued at the time of the making of loans), and may invest without limitation in short-term obligations and publicly distributed obligations.

                  6. The Fund may not underwrite the distribution of securities of other issuers, although it may acquire securities that, in the event of a resale, might be required to be registered under the Securities Act of 1933, as amended, because the Fund could be regarded as an underwriter as defined in that act with respect to the resale.

                  7. The Fund may not purchase or sell real estate or any interest therein, except that the Fund may invest in securities secured by real estate or interests therein, such as mortgage pass-throughs, pay-throughs, collateralized mortgage obligations, and securities issued by companies (including partnerships and real estate investment trusts) that invest in real estate or interests therein.

                  8. The Fund may acquire securities of other investment companies to the extent (at the acquisition) of (i) not more than 3% of the outstanding voting stock of any one investment company, (ii) not more than 5% of the assets of the Fund in any one investment company and (iii) not more than 10% of the assets of the Fund in all investment companies (exclusive in each case of securities received as a dividend or as a result of a merger, consolidation or other plan of reorganization).

                  9. The Fund may not invest for the purpose of exercising control over or management of any company.

                  10. The Fund may not purchase securities on margin, or make short sales of securities, except the use of short-term credit necessary for the clearance of purchases and sales of portfolio securities, but it may make margin deposits in connection with transactions in options, futures and options on futures.

                  11. The Fund may not purchase or sell commodities or commodity contracts, except that it may enter into (i) stock index futures transactions, interest rate futures transactions and options on such future transactions and (ii) forward contracts on foreign currencies to the extent permitted by applicable law.

                  12. The Fund may not issue any security senior to its common stock, except that the Fund may borrow money subject to investment restriction 3 and except as permitted by the Fund's charter.

         If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

         Other Significant Investment Policies
         -------------------------------------
         Fixed Income Securities. The Fund purchases a fixed income security only if, at the time of purchase, it is (i) rated investment grade by at least two of the following three nationally recognized statistical rating organizations: Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and Fitch, Inc. ("Fitch") or (ii) determined by the Fund's investment adviser to be of investment grade and not rated below investment grade by any of the aforementioned rating services. A fixed income security rated investment grade has a rating of BBB- or better by Fitch, Baa3 or better by Moody's, or BBB- or better by S&P. In making its determination that a fixed income security is investment grade, the Fund's investment adviser will use the standards used by a nationally recognized statistical rating organization.

         Leverage. The Fund is authorized to borrow money in amounts of up to 15% of the value of its total assets at the time of such borrowings. However, for so long as the Fund's preferred stock is rated by S&P, the Fund will limit the aggregate amount of its borrowings to 10% of the value of its total assets and will not incur any borrowings, unless advised by S&P that such borrowings would not adversely affect S&P's then-current rating of the preferred stock.

         Lending of Portfolio Securities. In order to generate additional income, the Fund may from time to time lend securities from its portfolio, with a value not in excess of 33 1/3% of its total assets, to brokers, dealers and financial institutions such as banks and trust companies for which it will receive collateral in cash, United States Government securities or an irrevocable letter of credit that will be maintained in an amount equal to at least 100% of the current market value of the loaned securities.

         Rating Agency Guidelines. The Fund's preferred stock is currently rated by Moody's, S&P and Fitch, nationally recognized statistical rating organizations, which issue ratings for various securities reflecting the perceived creditworthiness of those securities. The Fund intends that, so long as shares of its preferred stock are outstanding, the composition of its portfolio will reflect guidelines established by the foregoing rating organizations in connection with the Fund's receipt of the highest rating for its preferred stock from at least two of such rating organizations.

         Options and Futures Transactions. The Fund may seek to increase its current return by writing covered options. In addition, through the writing and purchase of options and the purchase and sale of futures contracts and related options, the Fund may at times seek to hedge against a decline in the value of securities owned by it or an increase in the price of securities which it plans to purchase. However, for so long as shares of the Fund's preferred stock are rated either by Moody's or S&P, the Fund will not purchase or sell futures contracts or related options or engage in other hedging transactions unless Moody's or S&P, as the case may be, advises the Fund that such action or actions will not adversely affect its then-current rating of the Fund's preferred stock.

         Temporary Investments. For temporary defensive purposes, the Fund may be invested primarily in money market securities. These securities include securities issued or guaranteed by the United States Government and its agencies and instrumentalities, commercial paper and certificates of deposit. To the extent that the Fund engages in such defensive investments, it may not achieve its investment objectives.

         Nonfundamental Restrictions. The Fund may not (i) invest in securities subject to legal or contractual restrictions on resale, if, as a result of such investment, more than 10% of the Fund's total assets would be invested in such securities, or (ii) acquire 5% or more of the outstanding voting securities of a public utility company.

         Each of the policies and restrictions described above may be changed by the board of directors without the approval of the Fund's shareholders. If a percentage restriction set forth above is adhered to at the time a transaction is effected, later changes in percentages resulting from changes in value or in the number of outstanding securities of an issuer will not be considered a violation.

         3.       Risk Factors
                  ------------
         Leverage. As of December 31, 2002, the Fund had outstanding indebtedness of $197,955,439 and five series of preferred stock with an aggregate liquidation preference of $500 million. The dividend rate on each series of preferred stock is reset every 49 days through a remarketing procedure. As of April 11, 2003, the dividend rate on the five series of preferred stock averaged 1.23% and the interest rate on the Fund's outstanding indebtedness averaged 1.52%. The Fund must experience an annual return of 0.42% on its portfolio in order to cover annual interest and dividend payments on the Fund's outstanding indebtedness and preferred stock.

         Leverage creates certain risks for holders of common stock, including higher volatility of both the net asset value and market value of the common stock. Fluctuations in dividend rates on the preferred stock and interest rates on the Fund's indebtedness will affect the dividend to holders of common stock. Holders of the common stock receive all net income from the Fund remaining after payment of dividends on the preferred stock and interest on the Fund's indebtedness, and generally are entitled to a pro rata share of net realized capital gains, if any.

         Upon any liquidation of the Fund, the holders of shares of preferred stock will be entitled to liquidating distributions (equal to $100,000 per share of preferred stock plus any accumulated and unpaid dividends thereon) and the holders of the Fund's indebtedness will be entitled to receive repayment of outstanding principal plus accumulated and unpaid interest thereon before any distribution is made to holders of common stock.

         The leverage obtained through the issuance of the preferred stock and from the Fund's presently outstanding indebtedness has provided holders of common stock with a higher dividend than such holders would have otherwise received. However, there can be no assurance that the Fund will be able to continue to realize such a higher net return on its investment portfolio. Changes in certain factors could cause the relationship between the dividends paid on the preferred stock and interest paid on the Fund's indebtedness to increase relative to the dividend and interest rates on the portfolio securities in which the Fund may be invested. Under such conditions the benefit of leverage to holders of common stock will be reduced and the Fund's leveraged capital structure could result in a lower rate of return to holders of common stock than if the Fund were not leveraged. The Fund is required by the 1940 Act to maintain an asset coverage of 200% on outstanding preferred stock and 300% on outstanding indebtedness. If the asset coverage declines below those levels (as a result of market fluctuations or otherwise), the Fund may be required to sell a portion of its investments at a time when it may be disadvantageous to do so.

         The following table illustrates the effects of leverage on a return to common stockholders. The figures appearing in the table are hypothetical and actual returns may be greater or less than those appearing in the table.

-------------------------------------------------------------------------------
Assumed annual return on       -10.00%   -5.00%    0.00%     5.00%     10.00%
portfolio (net of expenses)
-------------------------------------------------------------------------------
Corresponding annual return    -15.15%   -7.97%    0.79%     6.40%     13.58%
to common stockholder
-------------------------------------------------------------------------------

         Investments in Securities of Foreign Issuers. While the Fund is prohibited from investing 15% or more of its assets in securities of foreign issuers, the Fund may be exposed to certain risks as a result of foreign investments. Investing in securities of foreign issuers involves certain considerations not typically associated with investing in securities of U.S. companies, including (a) controls on foreign investment and limitations on repatriation of invested capital and on the Fund's ability to exchange local currencies for U.S. dollars, (b) greater price volatility, substantially less liquidity and significantly smaller market capitalization of securities markets, (c) currency devaluations and other currency exchange rate fluctuations, (d) more substantial government involvement in the economy, (e) higher rates of inflation, (f) less government supervision and regulation of the securities markets and participants in those markets and (g) political uncertainty and other considerations. The Fund will treat investments in countries with repatriation restrictions as illiquid for purposes of any applicable limitations under the 1940 Act; however, as a closed-end fund, the Fund is not currently limited under that Act in the amount of illiquid securities it may acquire. Because of the limited forward market for the purchase of U.S. dollars in most foreign countries and the limited circumstances in which the Fund expects to hedge against declines in the value of foreign country currencies generally, the Fund will be adversely affected by devaluations of foreign country currencies against the U.S. dollar to the extent the Fund is invested in securities denominated in currencies experiencing a devaluation. The Fund's fundamental investment policies permit the Fund to enter into currency hedging transactions.

         In addition, accounting, auditing and financial reporting standards in foreign countries are different from U.S. standards. As a result, certain material disclosures may not be made and less information may be available to the Fund and other investors than would be the case if the Fund's investments were restricted to securities of U.S. issuers. Moreover, it may be more difficult to obtain a judgment in a court outside the United States. Interest and dividends paid on securities held by the Fund and gains from the disposition of such securities may be subject to withholding taxes imposed by foreign countries.

         Anti-takeover Provisions. Certain provisions of the Fund's charter may be regarded as "anti-takeover" provisions because they could have the effect of limiting the ability of other entities or persons to acquire control of the Fund. See Item 10.l(e).

         Premium/Discount From Net Asset Value. Shares of closed-end investment companies trade in the market above, at and below net asset value. This characteristic of shares of closed-end investment companies is a risk separate and distinct from the risk that the Fund's net asset value may decline. Since inception, the Fund's common stock has generally traded at a premium to net asset value. For example, in the two-year period ended December 31, 2002, as of the close of business of the New York Stock Exchange on the last day in each week on which the New York Stock Exchange was open (the date the Fund calculates its net asset value per share), the Fund's shares were trading at a premium to net asset value 100% of the time. The Fund usually does not calculate its net asset value per share on any other day and does not know whether the Fund's shares were trading at a premium to net asset value on such days. The Fund is not able to predict whether its shares will trade above, at or below net asset value in the future.

         Dividend Captures. The Fund acts to increase its dividend income using a strategy called "dividend capture." During 2002, dividend captures accounted for approximately 30% of the Fund's investment income. Under this strategy, the Fund purchases shares of stock of a particular issuer immediately prior to the market close on the stock's ex-dividend date and then writes a covered call option on the same number of shares of that issuer. The call option expires at 10:00 a.m. on the immediately following trading day. Because the Fund is the holder of the stock at the market close on the ex-dividend date, it is entitled to receive the dividend on the stock. However, under normal circumstances, the holder of the call option will elect to exercise the option and thus the Fund will have disposed of the stock by 10:00 a.m. on the trading day immediately following the ex-dividend date. The use of dividend captures entails certain costs and risks. Because the market price of the stock generally declines by the amount of the dividend immediately after the ex-dividend date, the Fund experiences a capital loss on the stock approximating the amount of the captured dividend. In addition, the Fund incurs transaction costs in connection with the purchase of the stock and the sale of the option. In 2002 such transaction costs equaled approximately 0.3% of the value of the stock. It is also possible that the issuer of the stock could experience a material adverse event during the period between the time of purchase of the stock and the time of expiration of the option that would cause a decline in the market value of the stock significantly in excess of the expected decline that reflects the amount of the dividend. If this occurred, the option holder would likely decline to exercise the option, and the Fund would continue to hold the stock. Because of the possibility that the call option will not be exercised, the Fund utilizes the dividend capture strategy only in connection with equity securities that the Adviser has determined to be suitable for inclusion in the Fund's portfolio for a more extended period.

         4. Other Policies
            --------------
         None.

         5. Share Price Data
            ----------------
         The Fund's common stock has been listed on the New York Stock Exchange since January 21, 1987 (trading symbol DNP). Since the commencement of trading, the Fund's common stock has most frequently traded at a premium to net asset value, but has periodically traded at a slight discount. The following table shows the range of the market prices of the Fund's common stock, net asset value of the Fund's shares corresponding to such high and low prices and the premium to net asset value presented by such high and low prices:

                                                                                   Market Premium (Discount)
                                 Market Price            Net Asset Value at          to Net Asset Value at
Quarter Ended                    ------------            ------------------          ---------------------
-------------                                            Market        Market        Market         Market
                               High         Low          High          Low           High            Low
                               ----         ---          ----          ---           ----            ---
2003         March 31        $ 10.7500    $ 9.6900       $ 7.51       $ 6.85        43.14%          41.46%

2002         December 31       10.0000      8.1900         7.31         6.35        36.80%          28.98%

             September 30      10.4300      7.8500         7.61         7.09        37.06%          10.72%

             June 30           11.6200      9.1500         9.09         8.63        27.83%           6.03%

             March 31          11.3700     10.9000         9.32         9.13        22.00%          19.39%

2001         December 31       11.2500     10.7000         9.56         9.26        17.68%          15.55%

             September 30      11.2000     10.2000         9.77         9.13        14.64%          11.72%

             June 30           11.2000     10.4300        10.23         9.96         9.48%           4.72%

             March 31          10.9800      9.5625         9.88         9.80        11.13%          (2.42%)


On April 11, 2003, the net asset value was $7.01, trading prices ranged between $10.30 and $10.44 (representing a premium to net asset value of 46.93% and 48.93%, respectively) and the closing price was $10.37 (representing a premium to net asset value of 47.93%).

         6.  Business Development Companies
             ------------------------------
         Not applicable.

Item 9.  Management
------   ----------
         1.  General
             -------
             (a)   Board of Directors
                   ------------------
                   The business and affairs of the Fund are managed under
             the direction of the board of directors.

             (b)   Investment Adviser
                   ------------------
                   The Fund's investment adviser (the "Adviser") is
             Duff & Phelps Investment Management Co., 55 East Monroe

             Street, Chicago, Illinois 60603. The Adviser (together with its predecessor) has been in the investment advisory business for more than 60 years and, excluding the Fund, currently has more than $3.9 billion in client accounts under discretionary management. The Adviser acts as adviser to two other closed-end investment companies registered under the 1940 Act and as sub-adviser to four open-end investment companies registered under the 1940 Act. The Adviser is a wholly-owned subsidiary of Phoenix Investment Partners, Ltd. ("Phoenix Investment Partners"), which is an indirect, wholly-owned subsidiary of The Phoenix Companies, Inc. Prior to May 11, 1998, Phoenix Investment Partners was known as Phoenix Duff & Phelps Corporation. Phoenix Investment Partners, through its subsidiaries, provides investment management, investment research, financial consulting and investment banking services.

                      The Adviser is responsible for the management of
             the Fund's investment portfolio, subject to the overall control of the board of directors of the Fund.

                      Under the terms of an investment advisory agreement
             between the Fund and the Adviser (the "Advisory Agreement"), the Adviser receives from the Fund a quarterly fee at an annual rate of .60% of the average weekly net asset value of the Fund up to $1.5 billion and .50% of average weekly net assets in excess of $1.5 billion. The net assets for each weekly period are determined by averaging the net assets at the end of a week with the net assets at the end of the prior week. For purposes of the foregoing calculation, "net assets" are defined as the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and
             (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

                      Under the terms of a service agreement among the
             Adviser, Phoenix Investment Partners, and the Fund (the "Service Agreement"), Phoenix Investment Partners makes available to the Adviser the services, on a part-time basis, of its employees and various facilities to enable the Adviser to perform certain of its obligations to the Fund. However, the obligation of performance under the Advisory Agreement is solely that of the Adviser, for which Phoenix Investment Partners assumes no responsibility, except as described in the preceding sentence. The Adviser reimburses Phoenix Investment Partners for any costs, direct or indirect, fairly attributable to the services performed and the facilities provided by Phoenix Investment Partners under the Service Agreement. The Fund does not pay any fees pursuant to the Service Agreement.

             (c)      Portfolio Management
                      --------------------
                      The Fund's portfolio is managed by Nathan I.
             Partain and T. Brooks Beittel. Mr. Partain has been responsible for the management of the equity investments in the Fund's portfolio since January 1998. He has been President and Chief Executive Officer of the Fund since February 2001 (Executive Vice President April 1998-February 2001, Chief Investment Officer January 1998-February 2001, Senior Vice President January 1997-April 1998, Assistant Secretary January 1997-February 2001); Executive Vice President, Duff & Phelps Investment Management Co. since January 1997; and Director of Utility Research, Phoenix Investment Partners, Ltd., 1989-1996 (Director of Equity Research, 1993-1996 and Director of Fixed Income Research,
             1993). Mr. Beittel has been responsible for the management of the fixed income investments in the Fund's portfolio since April 1994. He has been Secretary and Senior Vice President of the Fund since January 1995 (Treasurer January 1995-September 2002) and Senior Vice President, Duff & Phelps Investment Management Co. since 1993 (Vice President 1987-1993).

             (d)      Administrator
                      -------------
                      The Fund's administrator (the "Administrator") is
             J.J.B. Hilliard, W.L. Lyons, Inc., Hilliard Lyons Center, Louisville, Kentucky 40202. The Administrator is a wholly-owned subsidiary of The PNC Financial Services Group,

             Inc. Under the terms of an administration agreement (the "Administration Agreement"), the Administrator provides all management and administrative services required in connection with the operation of the Fund not required to be provided by the Adviser pursuant to the Advisory Agreement, as well as the necessary office facilities, equipment and personnel to perform such services. For its services, the Administrator receives from the Fund a quarterly fee at annual rates of .25% of the Fund's average weekly net assets up to $100 million, .20% of the Fund's average weekly net assets from $100 million to $1.0 billion and .10% of average weekly net assets over $1.0 billion. The net assets for each weekly period are determined by averaging the net assets at the end of a week with the net assets at the end of the prior week. For purposes of the foregoing calculation, "net assets" are defined as the sum of (i) the aggregate net asset value of the Fund's common stock, (ii) the aggregate liquidation preference of the Fund's preferred stock and
             (iii) the aggregate proceeds to the Fund of commercial paper issued by the Fund.

             (e)      Custodian
                      ---------
                      The Fund's custodian is The Bank of New York,
             Church Street Station, Post Office Box 11258, New York, New York 10286. The transfer agent and dividend disbursing agent for the Fund's common and preferred stock is The Bank of New York, Church Street Station, P.O. Box 11258, New York, New York 10286.

             (f)      Expenses
                      --------
                      The Fund is responsible for all expenses not paid
             by the Adviser or the Administrator, including brokerage fees.

             (g)      Affiliated Brokerage
                      --------------------
                      The Fund has paid, and in the future may pay, broker
             commissions to the Administrator.  See Item 21.2.

         2.  Non-resident Managers.
             ----------------------
             Not applicable.


         3.  Control Persons.
             ----------------
                      The Fund does not consider that any person
             "controls" the Fund within the meaning of this item. For information concerning the Fund's officers and directors, see Item 18. No person is known by the Fund to own of record or beneficially five percent or more of any class of the Fund's outstanding equity securities.

Item 10.  Capital Stock, Long-Term Debt, and Other Securities
-------   ---------------------------------------------------

         1.  Capital Stock.
             --------------
             (a) Common Stock. Holders of common stock, $.001 par value per share, of the Fund are entitled to dividends when and as declared by the board of directors, to one vote per share in the election of directors (with no right of cumulation), and to equal rights per share in the event of liquidation. They have no preemptive rights. There are no redemption, conversion or sinking fund provisions. The shares are not liable to further calls or to assessment by the Fund.

             (b) Preferred Stock. Holders of preferred stock, $.001 par value per share, of the Fund are entitled to receive dividends before the holders of the common stock and are entitled to receive the liquidation value of their shares ($100,000 per share) before any distributions are made to the holders of the common stock, in the event the Fund is ever liquidated. Each share of preferred stock is entitled to one vote per share. The holders of the preferred stock have the right to elect two directors of the Fund at all times and to elect a majority of the directors if at any time dividends on the preferred stock are unpaid for two years. In addition to any approval by the holders of the shares of the Fund that might otherwise be required, the approval of the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, will be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of preferred stock and to approve, among other things, changes in the Fund's sub-classification as a closed-end investment company, changes in its investment objectives or changes in its fundamental investment restrictions.

             Subject to certain restrictions, the Fund may, and under certain circumstances is required to, redeem shares of its preferred stock at a price of $100,000 per share, plus accumulated but unpaid dividends. The shares of preferred stock are not liable to further calls or to assessment by the Fund. There are no preemptive rights or sinking fund or conversion provisions. The Fund, may, however, upon the occurrence of certain events, authorize the exchange of its current preferred stock on a share-for-share basis for a separate series of authorized but unissued preferred stock having different dividend privileges.

             (c) Dividend Reinvestment Plan. Under the Fund's dividend reinvestment plan shareholders may elect to have all dividends and capital gains distributions paid on their common stock automatically reinvested by The Bank of New York, as agent for shareholders, in additional shares of common stock of the Fund. Registered shareholders may participate in the plan. The plan permits a nominee, other than a depository, to participate on behalf of those beneficial owners for whom it is holding shares who elect to participate. However, some nominees may not permit a beneficial owner to participate without transferring the shares into the owner's name. Shareholders who do not elect to participate in the plan will receive all distributions in cash paid by check mailed directly to the shareholder (or, if the shareholder's shares are held in street or other nominee name, then to such shareholder's nominee) by The Bank of New York as dividend disbursing agent. Registered shareholders may also elect to have cash dividends deposited directly into their bank accounts.

             When a dividend or distribution is reinvested under the plan, the number of shares of common stock equivalent to the cash dividend or distribution is determined as follows:

                               (i) If shares of the common stock are
                      trading at net asset value or at a premium above net asset value at the valuation date, the Fund issues new shares of common stock at the greater of net asset value or 95% of the then current market price.

                               (ii) If shares of the common stock are
                      trading at a discount from net asset value at the valuation date, The Bank of New York receives the dividend or distribution in cash and uses it to purchase shares of common stock in the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. Shares are allocated to participants' accounts at the average price per share, plus commissions, paid by The Bank of New York for all shares purchased by it. If, before The Bank of New York has completed its purchases, the market price exceeds the net asset value of a share, the average purchase price per share paid by The Bank of New York may exceed the net asset value of the Fund's shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund.

             The valuation date is the business day immediately preceding the date of payment of the dividend or distribution. On that date, the Administrator compares that day's net asset value per share and the closing price per share on the New York Stock Exchange and determines which of the two alternative procedures described above will be followed.

             The reinvestment shares are credited to the participant's plan account in the Fund's stock records maintained by The Bank of New York, including a fractional share to four decimal places. The Bank of New York will send participants written confirmation of all transactions in the participant's plan account, including information participants will need for tax records. Shares held in the participant's plan account have full dividend and voting rights. Dividends and distributions paid on shares held in the participant's plan account will also be reinvested.

             The cost of administering the plan is borne by the Fund. There is no brokerage commission on shares issued directly by the Fund. However, participants do pay a pro rata share of brokerage commissions incurred on any open market purchases of shares by The Bank of New York.

             The automatic reinvestment of dividends and distributions does not relieve participants of any income taxes that may be payable (or required to be withheld) on dividends or distributions.

             If the closing market price of shares of the Fund's common stock should be equal to or greater than their net asset value on the valuation date, the participants in the plan would receive shares priced at the higher of net asset value or 95% of the market price. Consequently they would receive more shares at a lower per share price than if they had used the cash distribution to purchase Fund shares on the payment date in the market at the market price plus commission.

             If the market price should be less than net asset value on the valuation date, the cash distribution for the plan participants would be used by The Bank of New York to purchase the shares to be received by the participants, which would be at a discount from net asset value unless the market price should rise during the purchase period so that the average price and commission exceeded net asset value as of the payment date. Also, since the Fund does not redeem its shares, the price on resale may be less or more than the net asset value.

             Plan participants may purchase additional shares of common stock through the plan by delivering to The Bank of New York a check for at least $100, but not more than $5,000, in any month. The Bank of New York will use such funds to purchase shares in the open market or in private transactions. The purchase price of such shares may be more than or less than net asset value per share. The Fund will not issue new shares or supply treasury shares for such voluntary additional share investment. Purchases will be made commencing with the time of the first distribution payment following the second business day after receipt of the funds for additional purchases, and may be aggregated with purchases of shares for reinvestment of the distribution. Shares will be allocated to the accounts of participants purchasing additional shares at the average price per share, plus a service charge of $2.50 imposed by The Bank of New York and a pro rata share of any brokerage commission (or equivalent purchase costs) paid by The Bank of New York in connection with such purchases. Funds sent to the bank for voluntary additional share reinvestment may be recalled by the participant by written notice received by The Bank of New York not later than two business days before the next dividend payment date. If for any reason a regular monthly dividend is not paid by the Fund, funds for voluntary additional share investment will be returned to the participant, unless the participant specifically directs that such funds continue to be held by The Bank of New York for subsequent investment. Participants will not receive interest on voluntary additional funds held by The Bank of New York pending investment.

             A shareholder may leave the plan at any time by written notice to The Bank of New York. To be effective for any given distribution, notice must be received by the Bank at least seven business days before the record date for that distribution. When a shareholder leaves the plan: (i) such shareholder may request that The Bank of New York sell such shareholder's shares held in such shareholder's plan account and send such shareholder a check for the net proceeds (including payment of the value of a fractional share, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective) after deducting The Bank of New York's $5.00 charge and any brokerage commission (or equivalent sale cost) or (ii) if no request is made, such shareholder will receive a certificate for the number of full shares held in such shareholder's plan account, along with a check for any fractional share interest, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective. If and when it is determined that the only balance remaining in a shareholder's plan account is a fraction of a single share, such shareholder's participation will be deemed to have terminated, and The Bank of New York will send to such shareholder a check for the value of such fractional share, valued at the closing price of the Fund's common stock on the New York Stock Exchange on the date discontinuance is effective.

             The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

             For more information regarding, and an authorization form for, the dividend reinvestment plan, please contact The Bank of New York at 1-877-381-2537 or on the World Wide Web at http://stock.bankofny.com.

             (d) Capital Gains Distribution Reinvestment Plan. Unless otherwise indicated by a holder of shares of common stock of the Fund that does not participate in the Fund's dividend reinvestment plan, all distributions in respect of capital gains distributions on shares of common stock held by such holder will be automatically invested by The Bank of New York, as agent of the common shareholders participating in the plan, in additional shares of common stock of the Fund. Distributions in respect of capital gains distributions on shares of common stock that participate in the Fund's dividend reinvestment plan will be reinvested in accordance with the terms of such plan.

             In any year in which the Fund declares a capital gains distribution, the Fund after the declaration of such dividend and prior to its payment, will provide to each registered holder of Fund common stock that does not participate in the Fund's dividend reinvestment plan a cash election card. A registered shareholder may elect to receive cash in lieu of shares in respect of a capital gains distribution by signing the cash election card in the name(s) of the registered shareholder(s), and mailing the card to The Bank of New York.

             If a holder's shares of common stock, or some of them, are registered in the name of a broker or other nominee, and the holder wishes to receive a capital gains distribution in cash in lieu of shares of common stock, such shareholder must exercise that election through its nominee (including any depositor of shares held in a securities depository).

             When a distribution is reinvested under the plan, the number of reinvestment shares is determined as follows:

                            (i) If, at the time of valuation, the
                   shares are being traded in the securities markets at net asset value or at a premium over net asset value, the reinvestment shares are obtained by The Bank of New York directly from the Fund, at a price equal to the greater of net asset value or 95% of the then current market price, without any brokerage commissions (or equivalent purchase costs).

                            (ii) If, at the time of valuation, the
                   shares are being traded in the securities markets at a discount from net asset value, The Bank of New York receives the distribution in cash, and uses it to purchase shares in the open market, including on the New York Stock Exchange, or in private purchases. Shares of common stock are allocated to participants at the average price per share, plus any brokerage commissions (or equivalent transaction costs), paid by The Bank of New York for all shares purchased by it in reinvestment of the distribution(s) paid on a particular day.

             The time of valuation is the close of trading on the New York Stock Exchange on the most recent day preceding the date of payment of the dividend or distribution on which that exchange is open for trading. As of that time, the Administrator compares the net asset value per share as of the time of the close of trading on the New York Stock Exchange on that day and the last reported sale price per share on the New York Stock Exchange, and determines which of the alternative procedures described above are to be followed.

             If as of any day on which the last reported sale price of the Fund's shares on the New York Stock Exchange is required to be determined pursuant to this plan, no sales of the shares are reported on that exchange, the mean of the bid prices and of the asked prices on that exchange as of the time of the close of trading on the exchange will be substituted.

             No certificates will be issued representing fractional shares, nor will The Bank of New York purchase fractional shares in the market. The Bank of New York will send to all registered holders of common stock that do not participate in the Fund's dividend reinvestment plan certificates for all shares of common stock purchased or issued pursuant to the capital gains distribution plan and cash in lieu of fractional shares of common stock.

             The Fund may change, suspend or terminate the plan at any time upon mailing a notice to participants.

             (e) Anti-takeover provisions of charter and bylaws. The Fund's charter includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of its board of directors and could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund. The board of directors is divided into three classes, each having a term of three years. At each annual meeting of shareholders, the term of one class will expire. This provision could delay for up to two years the replacement of a majority of the board of directors. A director may be removed from office only by vote of the holders of at least 75% of the shares of preferred stock or of common stock, as the case may be, entitled to be voted on the matter.

             The Fund's charter requires the favorable vote of the holders of at least 75% of the shares of preferred stock and common stock of the Fund entitled to be voted on the matter, voting together as a single class, to approve, adopt or authorize the following:

                            (i) a merger or consolidation of the Fund
                   with another corporation,

                            (ii) a sale of all or substantially all of
                   the Fund's assets (other than in the regular course of the Fund's investment activities), or

                            (iii) a liquidation or dissolution of the
                   Fund, unless such action has been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws, in which case the affirmative vote of the holders of a majority of the outstanding shares of preferred stock and common stock entitled to be voted on the matter, voting together as a single class, is required.

             In addition, the holders of a majority of the outstanding shares of the preferred stock, voting separately as a class, would be required under the 1940 Act to adopt any plan of reorganization that would adversely affect the holders of the preferred stock.

             Finally, conversion of the Fund to an open-end investment company would require an amendment to the charter. Such an amendment would require the favorable vote of the holders of a majority of the shares of preferred stock and common stock entitled to be voted on the matter voting separately by class. At any time, the amendment would have to be declared advisable by the board of directors prior to its submission to shareholders. Shareholders of an open-end investment company may require the company to redeem their shares of common stock at any time (except in certain circumstances as authorized by or under the 1940 Act) at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. In addition, conversion to an open-end investment company would require redemption of all outstanding shares of the preferred stock.

             The board of directors has determined that the 75% voting requirements described above, which are greater than the minimum requirements under Maryland law or the 1940 Act, are in the best interests of shareholders generally. Reference should be made to the charter on file with the Securities and Exchange Commission (the "SEC") for the full text of these provisions.

         2.  Long-Term Debt.
             --------------
             Not applicable.


         3.  General
             -------
             Not applicable.

         4.  Taxes.
             -----
             The Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as it has in each year since the inception of its operations, so as to be relieved of Federal income tax on net investment income and net capital gains distributed to shareholders.

             Dividends paid by the Fund from its ordinary income and distributions of the Fund's net realized short-term capital gains are taxable to shareholders as ordinary income. Shareholders may be proportionately liable for taxes on income and gains of the Fund but shareholders not subject to tax on their income will not be required to pay tax on amounts distributed to them. The Fund will inform shareholders of the amount and nature of the income or gains. Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its charter, the Fund is required to designate dividends paid on its preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund's qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the preferred stock, dividends payable on the common stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund's net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund.

             The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(c).

         5.  Outstanding Securities
             ----------------------


                                                                   (4)
                                              (3)           Amount Outstanding
                          (2)           Amount Held by         at 3/31/2003
     (1)                 Amount         the Fund or for     Exclusive of Amount
Title of Class         Authorized         its Account         Shown Under (3)
--------------         ----------         -----------         ---------------
Common, $.001
par value              250,000,000           -0-               216,844,831

Preferred, $.001
par value              100,000,000           -0-                  5,000


          6.  Securities Ratings.
              ------------------
              Not applicable.


Item 11.  Defaults and Arrears on Senior Securities
-------   -----------------------------------------
          Not applicable.


Item 12.  Legal Proceedings
-------   -----------------
          There are no pending legal proceedings to which the Fund, any subsidiary of the Fund, or the Adviser is a party.


Item 13.  Table of Contents of the Statement of Additional Information
-------   ------------------------------------------------------------
          Not applicable.

          PART B INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Item 14.  Cover Page
-------   ----------
          Not applicable.


Item 15.  Table of Contents
-------   -----------------
          Not applicable.


Item 16.  General Information and History
-------   -------------------------------
          During the past five years, the Fund has not engaged in any business other than that of an investment company and has not been the subject of any bankruptcy, receivership or similar proceedings, or any other material reorganization, readjustment or succession. The Fund's name was changed from Duff & Phelps Utilities Income Inc. on April 23, 2002.


Item 17.  Investment Objective and Policies
-------   ---------------------------------
          1. See Item 8.2.

          2. See Item 8.2.

          3. See Item 8.2.

          4. The Fund's portfolio turnover rate was 197.27% in 2002, 213.48% in 2001 and 229.70% in 2000. During the last two fiscal years, the Fund's portfolio turnover rate has been influenced by a number of factors: (i) the Fund's proactive response to changes in the telecommunications, gas and electric industries and (ii) a lower level of dividend captures due to higher contributions to income from the Fund's leverage (see Item 8.3 for an explanation of dividend captures).


Item 18.  Management
-------   ----------
          1. Set forth below are the names and certain biographical information about the directors and officers of the Fund. Except as indicated in the table, directors are elected by the holders of the Fund's common stock. The officers are elected at the annual meeting of the board of directors of the Fund.


        Name,                   Position(s) Held With the Fund,                    Principal Occupation(s)
       Address                       Length of Time Served                           During Past 5 Years
       and Age                         and Term of Office                          and Other Affiliations
       -------                         ------------------                          ----------------------
Interested Director
Claire V. Hansen (1)(2)             Chairman and director                 Senior Advisor to the Board of Directors, Phoenix
55 East Monroe Street               since January 1987.                   Investment Partners, Ltd. since November 1995;
Chicago, Illinois 60603             Term expires in 2005.                 President and Chief Executive Officer of the Fund,
Age: 77                                                                   January 2000-February 2001; Senior Advisor to the
                                                                          Board of Directors, Duff & Phelps Corporation,
                                                                          1988-November 1995 (Chairman of the Board,
                                                                          1987-1988; Chairman of the Board and Chief
                                                                          Executive Officer prior thereto); Chairman of the
                                                                          Board, Duff & Phelps Investment Management Co.,
                                                                          1985-1987.

Independent Directors

Wallace B. Behnke(3)                Director since January 1987.          Consulting engineer since July 1989; prior thereto,
323 Glen Eagle                      Term expires in 2003.                 Vice Chairman, Commonwealth Edison Company (public
Kiawah Island,                                                            utility).
South Carolina 29455
Age: 77

Harry J. Bruce(3)                   Director since January 1989.          Private investor; former Chairman and Chief
1630 Sheridan Road                  Term expires in 2003.                 Executive Officer, Illinois Central Railroad Co.
Wilmette, Illinois 60091.
Age: 71



                                                            -16-

        Name,                   Position(s) Held With the Fund,                    Principal Occupation(s)
       Address                       Length of Time Served                           During Past 5 Years
       and Age                         and Term of Office                          and Other Affiliations
       -------                         ------------------                          ----------------------
Franklin A. Cole(2)(5)              Director since January 1989.          Chairman, Croesus Corporation (private management
54 West Hubbard Street              Term expires in 2004.                 and investment company); former Chairman and Chief
Chicago, Illinois 60610.                                                  Executive Officer, Amerifin Corporation (formerly
Age: 76                                                                   named Walter E. Heller International Corporation).

Gordon B. Davidson(4)               Director since January 1989.          Of Counsel, Wyatt, Tarrant & Combs (law firm) since
PNC Plaza                           Term expires in 2004.                 September 1995 (Chairman of the Executive Committee
Louisville, Kentucky 40202                                                prior thereto); retired director, BellSouth Corp.;
Age: 76                                                                   former Chairman of the Board and director, Trans
                                                                          Financial Advisers, Inc.

Connie K. Duckworth (3)(5)          Director since April 2002.            Partner, Eight Wings Enterprises (investor in
77 Stone Gate Lane                  Term expires in 2005.                 early-stage businesses) since December 2001;
Lake Forest, Illinois 60045                                               Advisory Director, Goldman, Sachs & Company,
Age 48                                                                    December 2000-December 2001 (Managing Director,
                                                                          December 1996-December 2000, Partner 1990-1996,
                                                                          Chief Operating Officer of Firmwide Diversity
                                                                          Committee 1990-1995); Chair, The Committee of 200
                                                                          (organization of women business leaders); Member,
                                                                          Circle Financial Group, Ltd. (private investment
                                                                          company); Director, Third Age Media Inc. (internet
                                                                          marketing company); Member (2002) and Chair
                                                                          (2003), Policyowners' Examining Committee,
                                                                          Northwestern Mutual Life Insurance Company.

Robert J. Genetski (4)(5)(6)        Director since April 2001.            President, Robert Genetski & Associates, Inc.
195 North Harbor Drive              Term expires in 2004.                 (economic and financial consulting firm) since 1991;
Chicago, Illinois 60601                                                   Senior Managing Director, Chicago Capital, Inc.
Age: 60                                                                   (financial services firm) 1995-2001; former Senior
                                                                          Vice President and Chief Economist, Harris Trust
                                                                          & Savings Bank; author of several books; regular
                                                                          contributor to the Nikkei Financial Daily.

Francis E. Jeffries (2)(4)(7)       Director since January 1987.          Retired Chairman, Phoenix Investment Partners, Ltd.
8477 Bay Colony Drive               Term expires in 2004.                 since May 1997 (Chairman, November 1995-May 1997);
Naples, Florida 34108                                                     Chairman and Chief Executive Officer, Duff & Phelps
Age: 72                                                                   Corporation, June 1993-November 1995 (President and
                                                                          Chief Executive Officer, January 1992-June 1993);
                                                                          Chairman of the Board, Duff & Phelps Investment
                                                                          Management Co. 1988-1993; director, The Empire
                                                                          District Electric Company.

Nancy Lampton (4)(5)(6)             Director since October 1994.          Chairman and Chief Executive Officer, Hardscuffle
3 Riverfront Plaza                  Term expires in 2003.                 Inc. (insurance holding company) since 2000;
Louisville, Kentucky 40202                                                Chairman and Chief Executive Officer, American Life
Age: 60                                                                   and Accident Insurance Company of Kentucky since
                                                                          1971; director, Constellation Energy Group, Inc.
                                                                          (public utility holding company), Brinly-Hardy
                                                                          Corporation (lawn and garden tractor accessories),
                                                                          Thorium Power Corporation (designer of
                                                                          non-proliferative fuel for nuclear energy needs).



                                                            -17-

        Name,                   Position(s) Held With the Fund,                    Principal Occupation(s)
       Address                       Length of Time Served                           During Past 5 Years
       and Age                         and Term of Office                          and Other Affiliations
       -------                         ------------------                          ----------------------
Carl F. Pollard (3)                 Director since April 2002.            Owner, Hermitage Farm L.L.C. (thoroughbred breeding)
10500 W. U.S. Hwy 42                Term expires in 2005.                 since January 1995; Chairman, Columbia Healthcare
Goshen, Kentucky 40026                                                    Corporation 1993-1994; Chairman and Chief Executive
Age 64                                                                    Officer, Galen Health Care, Inc. March-August 1993;
                                                                          President and Chief Operating Officer, Humana
                                                                          Inc. 1991-1993 (previously Senior Executive Vice
                                                                          President, Executive Vice President and Chief
                                                                          Financial Officer); Chairman and Director,
                                                                          Churchill Downs Incorporated; Director, National
                                                                          City Bank, Kentucky (Executive Committee),
                                                                          Breeders' Cup Limited, Kentucky Derby Museum
                                                                          Corporation; Trustee, Thoroughbred Owners and
                                                                          Breeders Association.

David J. Vitale (3)(5)              Director since April 2000.            Private investor and, since February 2003, Senior
141 West Jackson Boulevard          Term expires in 2003.                 Adviser to the Chicago Board of Education; President
Chicago, Illinois 60604                                                   and Chief Executive Officer, Board of Trade of the
Age: 56                                                                   City of Chicago, Inc. March 2001-November 2002;
                                                                          Retired bank executive 1999-2001; Vice Chairman
                                                                          and Director, Bank One Corporation 1998-1999; Vice
                                                                          Chairman and Director, First Chicago NBD
                                                                          Corporation, and President, The First National
                                                                          Bank of Chicago, 1995-1998; Vice Chairman, First
                                                                          Chicago Corporation and The First National Bank of
                                                                          Chicago 1993-1998 (Director 1992-1998, Executive
                                                                          Vice President 1986-1993); Director, Ariel Capital
                                                                          Management, Inc.; Ark Investment Management,
                                                                          Wheels Inc.

Officers of the Fund (other than the Chairman, for whom see above)

Nathan I. Partain                   President and Chief Executive         Executive Vice President, Duff & Phelps Investment
55 East Monroe Street               Officer since February 2001           Management Co. since January 1997; Director of
Chicago, Illinois 60603             (Executive Vice President April       Utility Research, Phoenix Investment Partners, Ltd.,
Age: 46                             1998-February 2001, Chief             1989-1996 (Director of Equity Research, 1993-1996
                                    Investment Officer January            and Director of Fixed Income Research, 1993);
                                    1998-February 2001, Senior Vice       director, Otter Tail Corporation.
                                    President January 1997-April 1998,
                                    Assistant Secretary January
                                    1997-February 2001).

T. Brooks Beittel                   Secretary and Senior Vice             Senior Vice President, Duff & Phelps Investment
55 East Monroe Street               President since January 1995          Management Co. since 1993 (Vice President 1987-1993).
Chicago, Illinois 60603             (Treasurer January 1995-
Age: 53                             September 2002).

Michael Schatt                      Senior Vice President Fund since      Senior Vice President, Duff & Phelps Investment
55 East Monroe Street               April 1998 (Vice President January    Management Co. since January 1997; Managing
Chicago, Illinois 60603             1997-April 1998.                      Director, Phoenix Investment Partners, Ltd.,
Age: 56                                                                   1994-1996.

Joseph C. Curry, Jr.                Treasurer since September 2002;       Senior Vice President, J.J.B. Hilliard, W.L. Lyons,
Hilliard Lyons Center               Vice President since April 1988.      Inc. since 1994 (Vice President 1982-1994); Vice
Louisville, Kentucky 40202                                                President, Hilliard Lyons Trust Company; President,
Age: 58                                                                   Hilliard-Lyons Government Fund, Inc.; Treasurer and
                                                                          Secretary, Hilliard Lyons Growth Fund, Inc.;
                                                                          Treasurer, Senbanc Fund.

Dianna P. Wengler                   Assistant Secretary since April       Vice President, J.J.B. Hilliard, W.L. Lyons, Inc.
Hilliard Lyons Center               1988.                                 since 1990; Vice President, Hilliard-Lyons
Louisville, Kentucky 40202                                                Government Fund, Inc.; Assistant Secretary, Hilliard
Age: 42                                                                   Lyons Growth Fund, Inc.

---------------------------------------------------

(1) Mr. Hansen is deemed to be an "interested person" of the Fund (as defined in the 1940 Act) because of his positions with the Fund and with Phoenix Investment Partners (parent company of the Adviser).

(2) Member of the executive committee of the board of directors, which has authority, with certain exceptions, to exercise the powers of the board of directors between board meetings. The executive committee acted once during 2002 by unanimous written consent in lieu of a meeting.

(3) Member of the audit committee of the board of directors, which makes recommendations regarding the selection of the Fund's independent public accountants and meets with representatives of the accountants to determine the scope of and review the results of each audit. The audit committee met four times during 2002.

(4) Member of the nominating committee of the board of directors, which selects nominees for election as directors and officers. The nominating committee met three times during 2002. The nominating committee does not consider nominees recommended by shareholders.

(5) Member of the contracts committee of the board of directors, which makes recommendations regarding the Fund's contractual arrangements for investment management and administrative services, including the terms and conditions of such contracts. The contracts committee met four times during 2002.

(6)      Director elected by holders of preferred stock.

(7) Mr. Jeffries oversees 29 portfolios in the Fund Complex to which the Fund belongs.

         2.     Included in Item 18.1.

         3.     Not applicable.

         4.     Not applicable.

         5.     Included in Item 18.1.

         6.     Included in Item 18.1.

         7. The following table provides certain information relating to the equity securities beneficially owned, as of December 31, 2002, by each director (i) in the Fund and (ii) on an aggregate basis, in any registered investment companies overseen by the director within the same family of investment companies as the Fund.

                                                           Aggregate Dollar
                                                           Range of Equity
                                                        Securities in All Funds
                                                          Overseen or to be
                               Dollar Range of           Overseen by Director
   Name of                    Equity Securities          or Nominee in Family
   Director                      in the Fund            of Investment Companies
   --------                      -----------            -----------------------
Interested Director

Claire V. Hansen                over $100,000                 over $100,000

Independent Directors

Wallace B. Behnke              $10,001-$50,000               $10,001-$50,000
Harry J. Bruce                  over $100,000                 over $100,000
Franklin A. Cole               $10,001-$50,000               $10,001-$50,000
Gordon B. Davidson              over $100,000                 over $100,000
Connie K. Duckworth                none (1)                      none (1)
Robert J. Genetski             $50,001-$100,000              $50,001-$100,000
Francis E. Jeffries             over $100,000                 over $100,000
Nancy Lampton                   over $100,000                 over $100,000
Carl F. Pollard                 over $100,000                 over $100,000
David J. Vitale                $10,001-$50,000               $10,001-$50,000
-------------------
(1) Ms. Duckworth purchased equity shares in the Fund on March 5, 2003. As a result of this purchase the dollar range of equity securities owned by her in the Fund (and in all registered investment companies overseen by her within the same family of investment companies as the Fund) became $50,001-$100,000.

         8. As of December 31, 2002, none of the foregoing directors, or their immediate family members, owned any securities of the Adviser or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser.

         9. Mr. Jeffries was formerly a shareholder and member of senior management of Duff & Phelps Corporation, predecessor to Phoenix Investment Partners. Under the terms of his employment contract, Phoenix Investment Partners continued to pay through 2001 the annual premium on life insurance policies owned by Mr. Jeffries. The amount of such premiums in 2000 and 2001 was $62,682 and $22,989, respectively. In 2000, Mr. Jeffries received $283,554 for the repurchase of his common shares in Phoenix Investment Partners and $228,850 for the purchase of outstanding unexercised options, which transactions were effected at the then market value for such shares and options.

         10.      Included in Item 18.9.

         11.      Included in Item 18.9.

         12.      Not applicable.

         13. Approval of Advisory Agreement. Each year, the board of directors of the Fund, including a majority of the directors who are not interested persons of the Fund or the Adviser voting separately as a class, is required to approve the renewal of the Advisory Agreement. The board of directors requests and evaluates, and the Adviser furnishes, such information as the board determines to be reasonably necessary to evaluate the terms of the Advisory Agreement. The board of directors also retains an independent consultant on an annual basis to provide detailed comparative data regarding the Adviser's fees, expense ratios and investment performance.

                  In arriving at their decision to renew the current Advisory Agreement, the directors reviewed the foregoing information and took into account all factors that they deemed relevant to the best interests of the shareholders of the Fund. Such factors included the following: (i) the nature, quality and extent of the services furnished to the Fund by the Adviser;
                  (ii) fees paid by other mutual funds for similar services;
                  (iii) the profitability to the Adviser of its relationship with the Fund; (iv) the continuation of appropriate incentives to assure that the Adviser will be able to continue to furnish high-quality services to the Fund; (v) the capabilities of the team of investment professionals employed by the Adviser who perform services for the Fund;
                  (vi) the necessity of the Adviser maintaining and enhancing its ability to attract and retain capable personnel to serve the Fund; (vii) the investment performance over time of the Fund compared to various market indices and other mutual funds; (viii) the extent to which the Fund's stock trades at a premium or a discount to net asset value; (ix) the benefits of any economies of scale that may be available to the Adviser; and (x) the direct and indirect benefits the Adviser receives from its relationship with the Fund, including brokerage and soft dollar arrangements (see description in Item 21.3 below).

                  In comparing the Fund's expenses and investment performance to those of other mutual funds, the directors took note of the fact that there are no other closed-end income-oriented funds that have a utilities and REIT investment focus, an equity and fixed-income asset mix and an asset level and leverage policy comparable to the Fund. While expressly declining to use investment performance as the sole, or even the primary, measure of the quality of the Adviser's services, the directors noted that the Fund's investment performance during 2002, which was generally a difficult year for the securities markets, had enabled the Fund to pay all of its regular monthly dividends in 2002. The directors also viewed the fact that the Fund's stock traded at an average premium of 28.19% to net asset value during 2002 as evidence that investors take a favorable view of the extent to which the Fund has been meeting its primary objective of providing current income for shareholders. With respect to investment personnel, the directors considered the fact that the specific individuals who manage the Fund's portfolio bring a significant depth of experience to their jobs, have worked together for many years and are well respected in the industry. With respect to expenses, the directors noted that the management fees paid by the Fund were at or below the median levels paid by other leveraged closed-end domestic equity funds. It should be emphasized that, in arriving at their decision, the directors did not single out any one factor or group of factors as being more important than other factors. Rather, the directors considered all factors together in light of the totality of circumstances presently facing the Fund, recognizing that different circumstances might lead them to weigh the various factors differently when considering the best interests of the Fund and its shareholders.

                  Based on the foregoing considerations, the board of directors of the Fund, including a majority of the directors who are not interested persons of the Fund or the Adviser voting separately as a class, determined that the fees payable to the Adviser under the Advisory Agreement were fair and reasonable to the Fund and that the renewal of the Advisory Agreement for a one-year period ending on April 30, 2004 was in the best interests of the Fund and its shareholders.

         14. The following table shows the compensation paid by the Fund to the Fund's current directors during 2002:

                                  COMPENSATION TABLE (1)(2)
                                                                    Aggregate
                                                                  Compensation
                                                                    from the
   Name of Director                                                   Fund
   ----------------                                               ------------
   Interested Director

   Claire V. Hansen..............................................   $      0

   Independent Directors

   Wallace B. Behnke.............................................   $ 39,125
   Harry J. Bruce................................................     31,625
   Franklin A. Cole..............................................     45,541
   Gordon B. Davidson............................................     41,541
   Connie K. Duckworth...........................................     30,640
   Robert J. Genetski............................................     42,625
   Francis E. Jeffries (2).......................................     39,125
   Nancy Lampton.................................................     43,125
   Carl F. Pollard...............................................     27,140
   David J. Vitale...............................................     49,041

------------------------------------
(1) Each director not affiliated with the Adviser receives an annual fee of $25,000 (and an additional $5,000 if the director serves as chairman of a committee of the board of directors) plus an attendance fee of $2,000 for each meeting of the board of directors and $1,500 for each meeting of a committee of the board of directors attended in person or by telephone. Directors and officers affiliated with the Adviser or the Administrator receive no compensation from the Fund for their services as such. In addition to the amounts shown in the table above, all directors and officers who are not affiliated with the Adviser or the Administrator are reimbursed for the expenses incurred by them in connection with their attendance at a meeting of the board of directors or a committee of the board of directors. The Fund does not have a pension or retirement plan applicable to directors or officers of the Fund.

(2) During 2002, Mr. Jeffries received aggregate compensation of $145,375 for service as a director of the Fund and as a director or trustee of 30 other investment companies in the same fund complex as the Fund. No other director received compensation for service as a director of any other investment company in the same fund complex as the Fund.

         15. Codes of Ethics. Each of the Fund and the Adviser has adopted an Amended and Restated Code of Ethics (collectively, the "Codes") under Rule 17j-1 of the 1940 Act. The Codes impose significant restrictions on the ability of personnel subject to the Codes to engage in personal securities transactions. Among other things, the Codes generally prohibit covered personnel from knowingly buying or selling securities (except for mutual funds, U.S. government securities and money market instruments) that are being purchased, sold or considered for purchase or sale by the Fund unless the proposed purchases are approved in advance by the Adviser's compliance officer. The Codes also contain certain reporting requirements and compliance procedures. The Codes can be reviewed and copied at the Public Reference Room of the SEC in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. The Codes are also available at the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of the Codes may also be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102. The SEC file number for documents filed by the Fund under the 1940 Act is 811-4915.

Item 19.  Control Persons and Principal Holders of Securities
-------   ---------------------------------------------------
         1. The Fund does not consider that any person "controls" the Fund within the meaning of this item. For information concerning the Fund's officers and directors, see Item 18.

         2. No person is known by the Fund to own of record or beneficially five percent or more of any class of the Fund's outstanding equity securities.

         3. As of December 31, 2002, the officers and directors of the Fund owned in the aggregate 245,703 shares of Common Stock, representing less than 1% of the Fund's outstanding Common Stock.


Item 20.  Investment Advisory and Other Services
-------   --------------------------------------
         1. The Adviser is a wholly-owned subsidiary of Phoenix Investment Partners, which is an indirect, wholly-owned subsidiary of The Phoenix Companies, Inc. Phoenix Investment Partners and its subsidiaries provide investment management services to institutional and private clients and to the life insurance subsidiaries of The Phoenix Companies, Inc.

                  See Item 18 for the names and capacities of affiliated persons of the Fund who are also affiliated persons of the Adviser.

                  For a discussion of the method of calculating the advisory fee under the Advisory Agreement, see Item 9.1(b). The investment advisory fees paid by the Fund totaled $13,776,089 in 2002, $15,284,267 in 2001 and $14,719,244 in
                  2000.

         2.       See Item 9.1(b) for a discussion of the Service Agreement.

         3. No fees, expenses or costs of the Fund were paid by persons other than the Adviser or the Fund.

         4. See Item 9.1 (d) for a discussion of the Administration Agreement. The administrative fees paid by the Fund totaled $3,505,218 in 2002, $3,806,813 in 2001 and $3,693,849 in
                  2000.

         5.       Not applicable.

         6.       See Item 9.1 (e).

         7.       The Fund's independent public accountant is Ernst & Young
                  LLP.

         8.       Not applicable.


Item 21.  Brokerage Allocation and Other Practices
-------   ----------------------------------------
          1. The Adviser has discretion to select brokers and dealers to execute portfolio transactions initiated by the Adviser. The Fund paid brokerage commissions in the aggregate amount of $8,486,229, $9,015,619 and $7,158,821 during 2002, 2001 and 2000, respectively, not including the gross underwriting spread on securities purchased in underwritten public offerings.

          2. The Fund did not pay any brokerage commissions during 2002, 2001 or 2000 to any broker that (1) is an affiliated person of the Fund,
          (2) is an affiliated person of an affiliated person of the Fund or
          (3) has an affiliated person that is an affiliated person of the Fund or the Adviser.

          3. In selecting brokers or dealers to execute portfolio transactions and in evaluating the best net price and execution available, the Adviser is authorized to consider "brokerage and research services" (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), statistical quotations, specifically the quotations necessary to determine the Fund's net asset value, and other information provided to the Fund and/or to the Adviser (or their affiliates). The Adviser is also authorized to cause the Fund to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Adviser must determine in good faith, however, that such commission was reasonable in relation to the value of the brokerage and research services provided, viewed in terms of that particular transaction or in terms of all the accounts over which the Adviser exercises investment discretion. It is possible that certain of the services received by the Adviser attributable to a particular transaction will benefit one or more other accounts for which investment discretion is exercised by the Adviser.

          4. Neither the Fund nor the Adviser, during the last fiscal year, pursuant to an agreement or understanding with a broker or otherwise through an internal allocation procedure, directed the Fund's brokerage transactions to a broker or brokers because of research services.

          5. The Fund has not acquired during its most recent fiscal year securities of its regular brokers or dealers as defined in Rule 10b-1 under the 1940 Act, or their parents.


Item 22.  Tax Status
-------   ----------
          The Fund intends to continue to qualify as a regulated investment company under the Internal Revenue Code of 1986, as it has in each year since the inception of its operations, so as to be relieved of Federal income tax on net investment income and net capital gains distributed to shareholders.

          Dividends paid by the Fund from its ordinary income and distributions of the Fund's net realized short-term capital gains are taxable to shareholders as ordinary income. Dividends from ordinary income may be eligible for the dividends-received deduction available to corporate shareholders. Under its charter, the Fund is required to designate dividends paid on its preferred stock as qualifying for the dividends-received deduction to the extent such dividends do not exceed the Fund's qualifying income. In the event the Fund is required to allocate all of its qualifying income to dividends on the preferred stock, dividends payable on the common stock will not be eligible for the dividends-received deduction. Any distributions attributable to the Fund's net realized long-term capital gains are taxable to shareholders as long-term capital gains, regardless of the holding period of shares of the Fund.

          The Fund intends to distribute substantially all its net investment income and net realized capital gains in the year earned or realized. A dividend reinvestment plan is available to all holders of common stock of the Fund. Under the dividend reinvestment plan, all cash distributions to participating shareholders are reinvested in additional shares of common stock. See Item 10.1(c).

          As of December 31, 2002, the Fund had tax capital loss carry forwards of $199,205,932 which expire beginning on December 31, 2003. For the period from November 1, 2002 through December 31, 2002 the Fund incurred net realized capital losses of $181,983,140. The Fund intends to treat these losses as having occurred on January 1, 2003.


Item 23.  Financial Statements
-------   --------------------
          The financial statements listed below are incorporated herein by reference from the Fund's Annual Report to Shareholders for the year ended December 31, 2002 as filed on Form N-CSR with the Securities and Exchange Commission on February 28, 2003 (no. 811-4915). All other portions of the Annual Report to Shareholders are not incorporated herein by reference and are not part of the Registration Statement. A copy of the Annual Report to Shareholders may be obtained without charge by writing to the Fund at its address at 55 East Monroe Street, Chicago, Illinois 60603 or by calling the Administrator toll-free at 888-878-7845.

             -     Report of independent public accountants

             -     Schedule of Investments at December 31, 2002

             -     Balance Sheet at December 31, 2002

             -     Statement of Operations for the year ended December 31, 2002

             - Statement of Changes in Net Assets for the years ended December 31, 2002 and 2001

             -     Statement of Cash Flows for the year ended December 31, 2002

             -     Notes to Financial Statements

             -     Financial Highlights - Selected Per Share Data and Ratios


                           PART C: OTHER INFORMATION


Item 24.  Financial Statements and Exhibits
-------   ---------------------------------
          1.       Financial Statements

                   In Part B:

                          Report of independent public accountants

                          Schedule of Investments at December 31, 2002

                          Balance Sheet at December 31, 2002

                          Statement of Operations for the year ended
                          December 31, 2002

                          Statement of Changes in Net Assets for the years ended December 31, 2002 and 2001

                          Statement of Cash Flows for the year ended
                          December 31, 2002

                          Notes to Financial Statements

                          Financial Highlights - Selected Per Share Data and Ratios

                  In Part C:

                           None

         2.       Exhibits

                  a.1 Articles of Incorporation (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.2      Amendment to Articles of Incorporation
                           (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.3 Second Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.4 Form of Articles Supplementary creating Remarketed Preferred Stock, Series A, B, C, D and E (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.5 Form of Articles Supplementary creating Remarketed Preferred Stock, Series I (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.6 Third Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no.
                           811-4915)

                  a.7 Fourth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.8 Fifth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  a.9 Sixth Amendment to Articles of Incorporation (Incorporated by reference from post-effective amendment no. 44 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  b.       Bylaws (as amended through February 21, 2003)

                  c.       None

                  d.1 Specimen common stock certificate (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

                  d.2 Form of certificate of Remarketed Preferred Stock, Series A (Incorporated by reference from pre-effective amendment no. 2 to Registrant's registration statement on Form N-2, no. 33-22933)

                  d.3 Form of certificate of Remarketed Preferred Stock, Series B (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24101)

                  d.4 Form of certificate of Remarketed Preferred Stock, Series C (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24100)

                  d.5 Form of certificate of Remarketed Preferred Stock, Series D (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24102)

                  d.6 Form of certificate of Remarketed Preferred Stock, Series E (Incorporated by reference from pre-effective amendment no. 1 to Registrant's registration statement on Form N-2, no. 33-24099)

                  d.7 Form of certificate of Remarketed Preferred Stock, Series I (Incorporated by reference from pre-effective amendment no. 2 to Registrant's registration statement on Form N-2, no. 33-22933)

                  e.       None

                  f.       None

                  g.1 Investment Advisory Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  g.2 Service Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  g.3 Administration Agreement (Incorporated by reference from post-effective amendment no. 39 to Registrant's registration statement under the Investment Company Act of 1940 on Form N-2, no. 811-4915)

                  h.       Not applicable

                  i.       Not applicable

                  j.1      Custody Agreement

                  j.2      Foreign Custody Manager Agreement

                  k.1      Fund Accounting Agreement

                  k.2 Form of Remarketing Agreement (Incorporated by reference from exhibit k.3 to pre-effective amendment no. 3 to Registrant's registration statement on Form N-2, no. 33-22933)

                  k.3 Form of Paying Agent Agreement (Incorporated by reference from exhibit k-4 to pre-effective amendment no. 3 to Registrant's registration statement on Form N-2, no. 33-22933)

                  l.       Not applicable

                  m.       Not applicable

                  n.       Not applicable

                  o.       Not applicable

                  p. Subscription Agreement for initial capital (Incorporated by reference from Registrant's registration statement on Form N-2, no. 33-10421)

                  q.       Not applicable

                  r.1      Amended and Restated Code of Ethics of Registrant

                  r.2 Amended and Restated Code of Ethics of Duff & Phelps Investment Management Co. (investment adviser to Registrant)


Item 25.  Marketing Arrangements
-------   ----------------------
          Not applicable.


Item 26.  Other Expenses of Issuance and Distribution
-------   -------------------------------------------
          Not applicable.


Item 27.  Persons Controlled by or Under Common Control
-------   ---------------------------------------------
          The Fund does not consider that it is controlled, directly or indirectly, by any person. The information on Item 20 is incorporated by reference.


Item 28.  Number of Holders of Securities
-------   -------------------------------
                                                             Number of
                                                           Record Holders
                       Title of Class                      March 31, 2003
                       --------------                      --------------
Common Stock, $.001 par value                                  26,740

Preferred Stock, $.001 par value                                 1


Item 29.  Indemnification
-------   ---------------
          Section 2-418 of the General Corporation Law of Maryland authorizes the indemnification of directors and officers of Maryland corporations under specified circumstances.

          Article Ninth of the Registrant's Articles of Incorporation (Exhibit a.1 to this registration statement) provides that the Registrant shall indemnify its directors and officers under specified circumstances; the provision contains the exclusion required by section 17(h) of the Investment Company Act of 1940.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered), the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

          The Registrant, its directors and officers, the Adviser and persons affiliated with them are insured under a policy of insurance maintained by the Registrant and the Adviser, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers. The policy expressly excludes coverage for any director or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.


Item 30.  Business and Other Connections of Investment Adviser
-------   ----------------------------------------------------
          Neither Duff & Phelps Investment Management Co., nor any of its directors or executive officers, has at any time during the past two years been engaged in any other business, profession, vocation or employment of a substantial nature either for its or his own account or in the capacity of director, officer, employee, partner or trustee, except as indicated in this Registration Statement.


Item 31.  Location of Accounts and Records
-------   --------------------------------
          All accounts, books and other documents required to be maintained by
Section 31 (a) of the Investment Company Act of 1940 and the Rules promulgated thereunder are maintained at the offices of the Fund (55 East Monroe Street, Chicago, Illinois 60603), the Adviser, the Administrator and the Fund's custodian and transfer agents. See Items 9.1(b), 9.1(d) and 9.1(e) for the addresses of the Adviser, the Administrator and the Fund's custodian and transfer agents.


Item 32.  Management Services
-------   -------------------
          Not applicable.


Item 33.  Undertakings
-------   ------------
          Not applicable.

                                   SIGNATURE


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois, on April 30, 2003.


                                     DNP SELECT INCOME FUND INC.


                                     By:  /s/ Nathan I. Partain
                                         --------------------------------------
                                          Nathan I. Partain
                                          President and Chief Executive Officer


                                           EXHIBIT INDEX


                                                                                     Sequential
Exhibit No.     Description                                                          Page No.
-----------     -----------                                                          --------
b               Bylaws (as amended through February 21, 2003)
j.1             Custody Agreement
j.2             Foreign Custody Manager Agreement
k.1             Fund Accounting Agreement
r.1             Amended and Restated Code of Ethics of Registrant
r.2             Amended and Restated Code of Ethics of Duff & Phelps Investment
                Management Co. (investment adviser to Registrant)

